Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Medical Properties Trust, Inc., MPT Operating Partnership, L.P. and MPT Finance Corporation of our report dated April 8, 2011, relating to the consolidated financial statements of Prime Healthcare Services, Inc. and subsidiaries as of December 31, 2010 and 2009, and for the years then ended, which report is included in the Annual Report of Medical Properties Trust, Inc. (Form 10-K) for the year ended December 31, 2010, as amended, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is made part of this Registration Statement.

/s/ Moss Adams LLP

Irvine, California

February 2, 2012